EXHIBIT 99.2

                                  Triarc Companies, Inc.
                                    280 Park Avenue
                                  New York, NY 10017



                                                           For Immediate Release
CONTACT: Anne A. Tarbell
         (212) 451-3030
         www.triarc.com

                TRIARC DECLARES REGULAR QUARTERLY CASH DIVIDENDS

New York, NY, November 9, 2006 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today that its Board of Directors has approved the payment of regular quarterly cash dividends of $0.08 per share on its Class A Common Stock and $0.09 per share on its Class B Common Stock, Series 1. The record date for the regular quarterly cash dividends is December 1, 2006 and the payment date is December 15, 2006.

     The Certificate of Designation for the Class B Common Stock provides that the Class B Common Stock is entitled, through September 4, 2006, to receive regular quarterly cash dividends that are at least 110% of any regular quarterly cash dividends that are paid on the Class A Common Stock. However, on August 10, 2006, the Board determined that until December 31, 2006 the Company will continue to pay regular quarterly cash dividends at that higher rate on the Class B Common Stock, if any regular quarterly cash dividends are paid on the Class A Common Stock. The Board has not yet made any determination of the relative amounts of any regular quarterly cash dividends that will be paid on the Class A Common Stock and Class B Common Stock after December 31, 2006.

     The Certificate of Designation for the Class B Common Stock also provides that the Class B Common Stock is entitled to 1/10 vote per share. In addition, the Class B Common Stock is entitled to a $0.01 per share preference in the event of any liquidation or winding-up of Triarc and, after each share of Class A Common Stock receives $0.01 per share, will share ratably with the Class A Common Stock in the remaining assets of Triarc. Neither the Class B Common Stock nor Triarc's currently outstanding Class A Common Stock are convertible into the other class of common stock.

     As of October  31,  2006,  Triarc had  27,913,475  shares of Class A Common
Stock outstanding and 61,002,156 shares of Class B Common Stock, Series 1, outstanding.

     Triarc is a holding company and, through its subsidiaries, the franchisor of the Arby's(R) restaurant system, which is comprised of approximately 3,500 restaurants. Of these restaurants, more than 1,000 are owned and operated by subsidiaries of Triarc. Triarc also owns an approximate 64% capital interest, a profits interest of at least 52% and approximately 94% of the voting interests in Deerfield & Company LLC, a Chicago-based alternative asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with approximately $14.1 billion under management as of October 1, 2006.

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                                 Notes To Follow


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                             NOTES TO PRESS RELEASE

1. There can be no assurance that any additional regular quarterly dividends will be declared or paid, or of the amount or timing of such dividends, if any.

2. After December 31, 2006, each share of Class B Common Stock, Series 1 is entitled to at least 100% of any regular quarterly cash dividend paid on each share of Class A Common Stock. Our Board of Directors has not yet made any determination of the relative amounts of any regular quarterly cash dividends that will be paid on the Class A Common Stock and Class B Common Stock, Series 1 after December 31, 2006.